EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 Nos. 333-129670, 333-116904, 333-111075, 333-106565, 333-101477, 333-91200, 333-63682, 333-63684, 333-83429, 333-59701, 333-59705, 333-26763, 333-21537 and our reports dated March 13, 2006, with respect to: (1) the consolidated financial statements and schedule of Biosite Incorporated, and (2) Biosite Incorporated management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Biosite Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California
March 13, 2006